Exhibit (a)(1)(C)

FORM OF TERMS OF ELECTION

If you would like to participate in Ikanos Communications, Inc.’s option exchange program (the “Offer”) described in the “Offer to Exchange Certain Outstanding Stock Options for a Number Of Replacement Stock Options” dated February 20, 2015 (the “Offer to Exchange”), please log on to the stock option exchange website at https://ikanos.equitybenefits.com and submit your election request in accordance with the website’s instructions by 5:00 p.m. U.S. Pacific Time on March 20, 2015 (unless the Offer is extended). Capitalized terms not defined herein have the meanings ascribed to them in the Offer to Exchange.

You may withdraw or change such an election to participate by submitting a withdrawal request or a new election through the website at http://ikanos.equitybenefits.com prior to the Offer’s expiration.

By electing to exchange my Eligible Options pursuant to the Offer and through either the stock option exchange website or a paper Election Form, I agree and acknowledge to all of the following terms and conditions:

1.	I acknowledge that my election to exchange my Eligible Options pursuant to the procedure(s) described in Part III, Section 4 of the Offer to Exchange and summarized above will constitute my acceptance of the terms and conditions set forth in the Offer to Exchange and this Terms of Election, effective as of the Company’s acceptance of my tendered Eligible Options.

2.	The Company has informed me that any Replacement Options granted pursuant to the Offer will be entirely unvested as of the grant date and will vest thereafter on a monthly basis in accordance with the vesting schedule(s) indicated when I submit my election through the Website. I understand that unless my stock option agreement provides otherwise, if my service terminates before the Replacement Options have vested, I will generally forfeit any Replacement Options that remain unvested at that time. I acknowledge that the Replacement Options will be subject to the terms and conditions set forth in the 2014 Plan and the stock option agreement, including any country-specific appendix, that the Company will deliver to me as soon as practicable after the grant date of my Replacement Options.

3.	I acknowledge that I have been advised of the risks associated with my participation in the Offer as described in Part II of the Offer to Exchange entitled “Certain Risks of Participating in the Offer.” I understand that Company’s shares may increase or decrease in value in the future. I hereby irrevocably waive any claim or entitlement to compensation or damages based on diminution in value of any Replacement Options that I may be awarded as a result of participating in the Offer.

4.	I acknowledge that upon the occurrence of any of the conditions set forth in Part III, Section 7 of the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Eligible Options I elect for exchange.

5.	I have reviewed the list of my Eligible Options presented on the Website and I confirm that it is an accurate and complete list of my Eligible Options and that I do hold all of the listed stock options.

6.	I hereby represent and warrant that I have full power and authority to elect to exchange the Eligible Options tendered hereby and that, when and to the extent such Eligible Options are accepted for exchange by the Company, such Eligible Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements, or other obligations relating to the sale or transfer thereof, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Eligible Options I am electing to exchange.

7.	I acknowledge that questions as to the number of shares subject to Eligible Options to be accepted for exchange and the number of Replacement Options to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form, and acceptance of any Eligible Options elected to be exchanged will be determined by the Company in its sole discretion. I acknowledge that the Company reserves the right to reject any or all elections to exchange Eligible Options that the Company determines not to be in appropriate form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in any election to exchange Eligible Options. No election to exchange Eligible Options will be deemed to be properly made until all defects and irregularities have been cured or waived.

8.	I acknowledge that, in order to participate in the Offer, I must be an eligible employee or director of the Company or one of its subsidiaries (as specified in Part III, Section 1 of the Offer to Exchange) from the date when I elect to exchange my Eligible Options through the date when the Replacement Options are granted and otherwise be eligible to participate under the 2014 Plan. I further acknowledge that, if I do not remain an eligible employee of the Company or one of its subsidiaries, I will not be granted any Replacement Options or any other consideration for the options that I elect to exchange and that are accepted for exchange pursuant to the Offer.

9.	I acknowledge that my acceptance of the Offer will not create a right to employment or be interpreted to form an employment agreement with the Company, its subsidiaries, or its affiliates and will not interfere with the ability of my current employer, if applicable, to terminate my employment relationship at any time with or without cause;

10.	I hereby give up all ownership interest in the options that I elect to exchange, which represent some or all of my Eligible Options, and I have been informed that they will become null and void on the date the Company accepts my options for exchange. I agree that I will have no further right or entitlement to purchase shares of the Company’s common stock under the Eligible Options accepted by the Company for exchange or have any other rights or entitlements under such options. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date the Company accepts my options for exchange.

11.	I hereby explicitly and unambiguously consent to the collection, use, and transfer, in electronic or other form, of my Data (as defined below) by and among, as applicable, the Company, any subsidiary and/or any affiliate for the exclusive purpose of implementing, administering and managing my participation in the Offer. For this purposes, “Data” means personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering, and managing my participation in the shares of Company common stock and other employee benefit plans and this Offer (“Data”). I have been advised that Data may be transferred to any third parties assisting in the implementation, administration, and management of the Offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I authorize the recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing my participation in the shares of Company common stock and other employee benefit plans and this Offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if I am a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I have been advised that refusing or withdrawing my consent may affect my ability to participate in this Offer.

12.	Regardless of any action that the Company, its subsidiaries, or its affiliates take, I acknowledge that the liability for all income tax, social insurance, payroll tax, payment on account, or other tax-related obligations arising out of or relating to the Offer or any awards to me under the 2014 Plan (“Tax Obligations”), is and remains my sole responsibility, and that the Company, its subsidiaries, and its affiliates (i) make no representations or undertakings regarding the treatment of any Tax Obligations, including but not limited to those in connection with any aspect of the cancellation of Eligible Options or the grant of Replacement Options, the vesting of Replacement Options and release of shares of Company common stock underlying the Replacement Options, the subsequent sale of shares of Company common stock purchased pursuant to the Replacement Options and the receipt of any dividends; and (ii) do not commit to structure the Offer to reduce or eliminate my liability for Tax Obligations. I agree to pay or make adequate arrangements satisfactory to the Company, its subsidiaries, and its affiliates to satisfy all withholding obligations of the Company, its subsidiaries, and its affiliates for Tax Obligations.

13.	I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the Offer. I have reviewed Part III, Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information and, to the extent I am subject to a tax liability in a non-U.S. jurisdiction, Part III, Section 15 and Appendix B to the Offer to Exchange, which contains a discussion of certain international tax consequences of participation in the Offer.

14.	I acknowledge that the documentation setting forth the terms of the Offer are governed by, and subject to, United States federal and California state law, as well as the terms and conditions set forth in this Terms of Election and the Offer to Exchange. For purposes of litigating any dispute that arises under the Offer, I hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted in the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California.